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Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST
                        ANNOUNCES THE DISTRIBUTION
                   FOR THE THIRD QUARTER OF FISCAL 2007


Red Bank, N.J.  July 31, 2007    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of 58 cents per unit for the third quarter of fiscal 2007, payable on August 29, 2007 to holders of record on August 10, 2007. Natural gas sold during the second calendar quarter of 2007 is the primary source of royalty income upon which the August distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 58 cents was 24.7% lower than the distribution of 77 cents for the third quarter of fiscal 2006. The major reasons behind the decline in the distribution payable were a decline in both gas prices and gas sales compared to the prior year's equivalent quarter. Further details will be available in the earnings press release scheduled for release on or about August 10, 2007.

Total distributions of $2.27 per unit for the first nine months of fiscal 2007 were 23 cents per unit or 9.2% lower than the distribution of $2.50 for the same period last year. Including this distribution, during the last twelve months the Trust has distributed $3.05 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.